Exhibit 10.32

                            REVOLVING PROMISSORY NOTE

$3,000,000.00                                                November 12, 2003

         For value received, AMERICAN PHYSICIANS SERVICE GROUP, INC., a Texas corporation (the "Makers," whether one or more), promise to pay to the order of PLAINSCAPITAL BANK, a Texas state bank (the "Payee"), at 919 Congress Avenue, Austin, Travis County, Texas 78701, or such other location as the Payee designates to the Makers in writing, the principal sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), or the outstanding principal amount advanced hereunder, whichever is less, in legal and lawful money of the United States of America, with interest thereon as hereinafter specified.

TERMS OF PAYMENT:

         Interest only shall be due and payable in installments commencing on November 15, 2003, and continuing regularly thereafter on the 15th day of each calendar month until April 15, 2004 (the "Maturity Date"), when the entire amount of the Note, principal and interest then remaining unpaid, shall be due and payable.

         The principal sum of this Note represents a revolving credit, all or any part of which may be advanced to the Makers, repaid by the Makers and re-advanced to the Makers, without the necessity for the execution of any other instruments, at any time prior to the earlier of (i) the date on which demand for payment is made hereunder or (ii) the Maturity Date; provided, however that the unpaid principal balance of this Note shall never exceed the sum of $3,000,000.00. All advances and all payments made on account of this Note shall be recorded by the Payee, whose records shall be deemed correct absent manifest error. In no event shall the provisions of Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to the loan evidenced by this Note.

PAYMENT ON NON-BUSINESS DAYS:

         If any payment hereunder falls due on a Saturday, Sunday or public holiday on which commercial banks in Austin, Texas are permitted or required by law to be closed, the time for such payment shall be extended to the next day on which the Payee is open for business, and such extension of time shall be included in the calculation of interest accruing and payable hereunder.

LATE PAYMENT CHARGE:

         The Makers agree to pay to the Payee a late payment service charge in an amount equal to five percent (5%) of any regularly scheduled principal and accrued interest installment which is not received by the Payee within ten (10) days after the installment is due; provided however, such late payment service charge shall not apply to the principal and interest installment due on the Maturity Date.

RATE OF INTEREST:

         From the date hereof until November 15, 2003, interest (calculated on the basis of a year of 360 days for the actual number of days elapsed) shall accrue on the unpaid principal balance of this Note at the rate of four and one-quarter percent (4.25%) per annum. Commencing on November 15, 2003 and adjusting on the same day of each and every subsequent calendar month during the term of this Note (each such date shall be sometimes referred to herein as an "Adjustment Date"), interest shall accrue on the unpaid principal balance of this Note at a fixed rate equal to the lesser of (a) the greater of (i) the Prime Rate (as hereinafter defined) in effect on the most recent Adjustment Date or (ii) four and one-quarter percent (4.25%), or (b) the Maximum Lawful Rate. After maturity (whether by acceleration or otherwise) until paid, interest shall accrue on the matured principal and accrued, but unpaid, interest on this Note at a rate per annum equal to the Maximum Lawful Rate. The interest rate shall be adjusted concurrently with changes in the Prime Rate without notice to the Makers.

         As used in this Note, the term "Prime Rate," shall mean the rate described as the base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks, quoted as "Prime Rate" under the title "Money Rates" in The Wall Street Journal issue published on or nearest to the most recent Adjustment Date. If on a pertinent Adjustment Date a range of rates is quoted for such loans, the highest of such rates shall be deemed the Prime Rate for purposes of this Note. In the event The Wall Street Journal ceases or fails to publish the Prime Rate for any reason, then the Payee may use any other index or reference rate the Payee chooses to determine the Prime Rate. The Prime Rate will automatically fluctuate upward and downward, without special notice to the Makers or any other person. THE PRIME RATE MAY NOT BE THE BEST OR LOWEST RATE OR A FAVORED RATE OF INTEREST, AND ANY REPRESENTATION OR WARRANTY IN THAT REGARD IS EXPRESSLY DISCLAIMED.

         As used herein, the term "Maximum Lawful Rate" shall mean the greater of (i) the highest non-usurious rate of interest permitted by applicable United States law, or (ii) a rate per annum equal to the applicable weekly ceiling described in Chapter 303 of the Texas Finance Code, as amended, as such weekly ceiling is in effect from time to time, but in no event greater than twenty-eight percent (28.00%) per annum. Unless precluded by law, changes in the Maximum Lawful Rate created by statute or governmental action during the term of this Note shall be immediately applicable to this Note on the effective date of such changes. If the applicable law ceases to provide for a Maximum Lawful Rate, the Maximum Lawful Rate shall be equal to eighteen percent (18%) per annum.

         Notwithstanding the foregoing, if, at any time, the rate of interest applicable to this Note (but for the limitation thereof to the Maximum Lawful
Rate) exceeds the Maximum Lawful Rate, the rate of interest to accrue on this note shall be limited to the Maximum Lawful Rate, but any subsequent reductions in such rate of interest applicable to this Note (but for the limitation thereof to the Maximum Lawful Rate) shall not reduce the rate of interest to accrue on this Note below the Maximum Lawful Rate until the total amount of interest which would have accrued if a varying rate per annum equal to the rate of interest applicable to this Note (but for the limitation thereof to the Maximum Lawful
Rate) had at all times been in effect.

PREPAYMENT:

         The Makers reserve the right to prepay this Note in any amount at any time prior to maturity without penalty. Interest shall be calculated on the unpaid principal to the date of any prepayment and any such prepayment shall be applied first toward the payment of accrued interest and next to the principal installments of this Note in the direct order of maturity.

USE OF PROCEEDS:

         This Note represents funds advanced and to be advanced to the Makers at the Makers' special instance and request, the receipt of a portion of which is hereby acknowledged. Advances under this Note shall be made in accordance with a Loan Agreement dated of even date herewith between the Makers and the Payee.

LIMITATION OF INTEREST:

         All agreements and transactions among the Makers and the Payee, whether now existing or hereafter arising, whether contained herein or in any other instrument, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, late payment, prepayment, or otherwise, shall the amount of interest contracted for, charged or received by the Payee from the Makers for the use, forbearance, or detention of the principal indebtedness or interest hereof, which remains unpaid from time to time, exceed the Maximum Lawful Rate, it particularly being the intention of the parties hereto to conform strictly to the applicable usury laws of the State of Texas (or applicable United States law to the extent that it permits the Payee to contract for, charge or receive a greater amount of interest than under Texas law). Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the Maximum Lawful Rate, shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unpaid indebtedness hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unpaid indebtedness, such excess shall be refunded to the Makers. To the extent not prohibited by applicable law, determination of the Maximum Lawful Rate shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of this loan, all interest at any time contracted for, charged or received from the Makers in connection with this loan, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

SUCCESSORS AND ASSIGNS:

         As used herein, the term "Payee" shall include the successors and assigns of the Payee and any subsequent owner and holder of this Note, and the term "Makers" shall include co-makers, endorsers, guarantors, sureties and their respective successors and assigns.

DEFAULT AND COLLECTION:

         It is expressly provided that, upon default in the punctual payment of this Note, or any part hereof, principal or interest, as the same shall become due and payable, or upon default in the performance of or compliance with any of the terms of any of the Collateral Agreements, or if the Payee deems the Payee insecure, either because the prospect of timely payment of this Note becomes impaired, or because the prospect of timely performance of any of the Collateral Agreements becomes impaired, at the option of the Payee, the entire indebtedness evidenced hereby shall be matured, and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Makers jointly and severally agree and promise to pay all reasonable attorney's fees, court costs and collection costs incurred by the Payee.

WAIVERS AND CONSENTS:

         Each of the Makers waives presentment for payment, notice of intent to accelerate, notice of acceleration, protest and notice of protest, dishonor and diligence in collecting and the bringing of suit against any other party, and agrees to all renewals, extensions, partial payments, releases and substitutions of security, in whole or in part, with or without notice, before or after maturity. The Payee may remedy any default, without waiving the same, or may waive any default without waiving any prior or subsequent default.

GOVERNING LAWS AND VENUE:

         This Note is governed by and is to be construed and enforced in accordance with the laws of the State of Texas and of the United States. The Makers agree and consent to the jurisdiction of the District Courts of Travis County, Texas, and of the United States District Court for the Western District of Texas (Austin Division) and acknowledge that such courts shall constitute proper and convenient forums for the resolution of any actions among the Makers and the Payee with respect to the subject matter hereof, and agree that such courts shall be the exclusive forums for the resolution of any actions among the Makers and the Payee with respect to the subject matter hereof.


                               AMERICAN PHYSICIANS SERVICE GROUP, INC.,
                                  a Texas corporation


                               By:  W.H. Hayes, Sr V.P.
                                    ------------------------------
                               Name:/s/ W. H. Hayes
                                    ------------------------------
                               Title:Sr. Vice President
                                    ------------------------------